Exhibit 10.65

STATE AUTO FINANCIAL CORPORATION

LONG-TERM INCENTIVE PLAN

Article	1. Establishment and Purpose

1.1. Establishment of Plan. State Auto Financial Corporation desires to establish and provide a long-term incentive bonus program for its executive officers and other key management employees, managers and professionals. This document reflects the material terms and design for such plan, known as the State Auto Financial Corporation Long-Term Incentive Plan (the “Plan”). The Plan is intended to provide for performance-based compensation which is not subject to the deduction limitation rules under Code Section 162(m) as in effect from time to time and as applicable to Covered Employees, and shall remain in effect until terminated by the Board or the Committee.

1.2. Purpose. The primary purposes of the Plan are to:

(a) Align performance and results with the expectations of shareholders and the Company’s goals;

(b) Recognize and reward long-term operating performance as compared with the Company’s peer group of regional property and casualty companies;

(c) Provide compensation opportunities that are externally competitive and internally consistent with the Company’s growth objectives and total compensation strategies; and

(d) Provide award opportunities that reward executives with financial and operating responsibilities that can impact achievement of the Company’s growth goals.

Article	2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

2.1. “Administrator” means the Committee or such other authorized officers or officer of the Company to whom the power to administer the Plan has been delegated by the Committee.

2.2. “Applicable Law” means the requirements of Code Section 162(m) applicable to performance-based compensation.

2.3. “Award” means the Performance Award Units issued to a Participant under the Plan.

2.4. “Board” or “Board of Directors” means the Board of Directors of State Auto Financial Corporation.

2.5. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder, as in effect from time to time.

2.6. “Committee” means the Compensation Committee of the Board.

2.7. “Company” means State Auto Financial Corporation and its related entities, subsidiaries and affiliates, including State Automobile Mutual Insurance Company, or any successor thereto (the “State Auto Group”). Notwithstanding the foregoing, whenever the terms of this Plan authorize the Company to take any action, such action shall be considered properly authorized if taken by the Board, the Committee or the Administrator as defined herein.

2.8. “Covered Employee” means any Participant who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code Section 162(m).

2.9. “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code section.

2.10. “Effective Date” means January 1, 2007.

2.11. “Employee” means a regular, active employee of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan, nor shall independent contractors, leased employees, consultants or anyone else designated as not eligible to participate in the Plan by the Administrator.

2.12. “Final Award” means the actual incentive compensation earned during a Performance Period by a Participant, as determined by the Administrator following the end of the Performance Period.

2.13. “Participant” means an Employee who meets the eligibility requirements of Article 3 with respect to one or more Performance Periods.

2.14. “Performance Award Units” means the units issued to a Participant which represent the right of the Participant to receive an amount in cash equal to the value related to the Performance Award Units issued, such value to be determined in the manner established by the Administrator at the time of the Award.

2.15. “Performance Period” means the three-year rolling period beginning on the date an Award is granted and ending on December 31 of the third calendar year following the grant, calculated by including the year of grant as the first year in the three-year rolling period.

2.16. “Plan” means this State Auto Financial Corporation Long-Term Incentive Plan.

2.17. “Qualifying Performance Criteria” means any of the performance goals set forth in Article 4 as determined by the Administrator.

Article	3. Eligibility and Participation

3.1. Eligibility. The Administrator shall designate, or determine the methodology and criteria for the designation of, the Employees who are eligible to receive Awards under the Plan. In general, an Employee may be designated as a Participant if such Employee holds a strategic position and is responsible for or contributes to the management, growth, and/or profitability of the business of the Company in a material way. Only the Committee may determine if an Employee is a Covered Employee.

3.2. Participation. Employees who are chosen to participate in the Plan shall be apprised of the performance criteria and related Awards determined for them for the Performance Period, as soon as is practicable after such Awards are established.

3.3. Partial Performance Period Participation. An Employee who becomes eligible to participate in the Plan after the beginning of the Performance Period may participate in the Plan for that Performance Period on a ratable basis. Such situations may include, but are not limited to (a) new hires; or (b) when an Employee is promoted from a position which did not previously meet the eligibility criteria. The Administrator, in its sole discretion, retains the right to prohibit or allow participation for any of the aforementioned Employees. The performance criteria previously established under the Plan shall apply to any Employees who become eligible after the beginning of the Performance Period. If an Employee participates for only a portion of the Performance Period for any reason, his or her Award will be pro-rated based on the number of days he or she performed services during the Performance Period over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Award based on the partial Performance Period applicable to the Employee. In addition, in the event a Participant changes job levels during a Performance Period, the Participant’s Award may be adjusted to reflect the amount of time at each job level during the Performance Period. Notwithstanding anything in this Section 3.3 or in the Plan to the contrary, the participation in the Plan for a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m), as set forth in Article 4.

3.4. No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in this Plan or any similar program.

Article	4. Award Determination

4.1. Qualifying Performance Criteria. As to each Performance Period, the Administrator shall select and establish in writing Qualifying Performance Criteria for the Performance Period, which, if met, may entitle Participants to the payment of a Final Award. Such Qualifying Performance Criteria shall be based on one or more of the following performance measures of the State Auto Group over the Performance Period: (i) earnings; (ii) return on capital; (iii) revenue; (iv) premiums; (v) net income; (vi) earnings per share; (vii) combined ratio; (viii) loss ratio; (ix) expense ratio; (x) assets; (xi) equity; (xii) cash flows; (xiii) stock price; (xiv) total shareholders’ return; (xv) Company performance relative to the designated peer group determined by the group’s statutory combined ratio, the Company’s book value per share and total group revenue growth, or any other performance goal approved by the shareholders of the Company in accordance with Code Section 162(m).

To ensure compliance with the exception from Code Section 162(m) for qualified performance-based compensation for Participants who are Covered Employees, the performance criteria established will be based on one or more Qualifying Performance Criteria selected by the Administrator in writing within 90 days following the first day of the period of service of such Covered Employee as a Participant under the Plan (or, if earlier, before 25% of that period has elapsed), and at a time when the outcome relative to the attainment of the performance criteria is not substantially certain. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, if a Participant commences participation after the beginning of a Performance Period, the performance criteria established for the Performance Period shall apply to that Participant, with the Final Award amount adjusted or pro-rated over the remaining balance of the Performance Period to reflect the partial period of participation in the Plan. Once established, the Qualifying Performance Criteria shall not be changed during the Performance Period. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, at the time the Performance Award Units are issued and Qualifying Performance Criteria are established, the Administrator is authorized to determine the manner in which the performance criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including, but not limited to, changes in debt levels, changes in accounting principles, and extraordinary charges or credits to income. This Section 4.1 is intended to ensure compliance with the exception from Code Section 162(m) for “performance-based compensation,” and shall be construed, applied and administered accordingly with respect to any Participant who is a Covered Employee.

4.2. Awards. For each Performance Period established by the Administrator, the Administrator will establish in writing an Award for each Covered Employee and for all other Participants for the Performance Period. Awards shall be earned based upon the financial performance of the Company and the attainment of established Qualifying Performance Criteria during the Performance Period. Participants who are Covered Employees may receive an Award solely if the Qualifying Performance Criteria are met.

4.3. Final Award Determinations. At the end of each Performance Period, the Administrator shall certify in writing the extent to which the Qualifying Performance Criteria were met during the Performance Period for any Awards for Covered Employees. If the Qualifying Performance Criteria for the Performance Period are met, Covered Employees shall be entitled to the payment of the Final Awards, subject to the Committee’s exercise of negative discretion to reduce any Final Award payable to a Covered Employee based on business objectives established for that Covered Employee or other factors as determined by the Committee in its sole discretion. With respect to Participants who are not Covered Employees, the Administrator will determine the Final Awards based on the performance criteria and other business objectives. The Administrator may adjust (either up or down) any Final Award for Participants who are not Covered Employees on the basis of such further considerations as the Administrator shall determine in its sole discretion.

Notwithstanding anything in the Plan to the contrary, the maximum amount payable to any single Participant pursuant to any Final Award earned with respect to any single Performance Period shall not exceed $2,500,000.00, such maximum Final Award amount to be pro-rated if the Performance Period is less than three years.

Article	5. Payment of Final Awards

5.1. Form and Timing of Payment. The value of each Participant’s Final Award shall be paid in cash, in one lump sum, subject to applicable tax withholding, on or before the 15th day of the third month after the end of each Performance Period. If payment is delayed due to an unforeseeable event or other administrative delays, payment shall in no event be made later than the December 31st of the taxable year following the year in which the Final Award was earned. The Administrator may permit or provide for deferred payment of any Final Award to a specified date or to a date not less than six (6) months after termination of employment, in accordance with such conditions and procedures as the Administrator may specify in compliance with the requirements of Code Section 409A.

5.2. Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a cash payment under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article	6. Termination of Employment; Other Forfeiture Events

6.1. Termination of Employment Due to Death or Disability. In the event a Participant’s employment is terminated during the applicable Performance Period by reason of death or Disability, the Final Award determined in accordance with Section 4.3 herein shall be reduced to reflect participation prior to termination of employment only. The Final Award, if any, shall be equal to 100% of the Participant’s target bonus, prorated by multiplying the Final Award by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. The Final Award thus determined shall be paid as soon as practicable and reasonable following the Participant’s death or Disability. The Administrator may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant’s estate.

6.2 Termination of Employment due to Retirement. In the event a Participant’s employment is terminated due to retirement upon the attainment of early or normal retirement age as defined in the State Auto Insurance Companies Employees’ Retirement Plan at any time during the applicable Performance Period, the Final Award determined in accordance with Section 4.3 herein shall be reduced to reflect participation prior to termination only. The Final Award, if any, shall be based upon the actual performance results at the end of the Performance Period and then prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. The Final Award thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period.

6.3. Involuntary Termination of Employment. If the employment of a Participant is terminated by the Company other than for “Cause” during an applicable Performance Period, the Final Award determined in accordance with Section 4.3 herein shall be reduced to reflect participation prior to termination only. The Final Award, if any, shall be based upon the actual performance results at the end of the Performance Period and then prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. The Final Award thus determined shall be paid as soon as possible and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. Whether an involuntary termination is for “Cause” shall be determined in the absolute discretion of the Administrator, whose decision shall be final and binding on all parties.

6.4. Termination of Employment for Other Reasons. In the event of a Participant’s termination of employment before the last date of a Performance Period for any reason other than death, Disability, retirement or involuntary termination by the Company (other than for Cause), all of the Participant’s rights to any Final Award for that Performance Period shall be forfeited. If a Participant terminates employment for any other reason prior to the date the Final Award, if any, is paid, all of the Participant’s rights to any Final Award for that Performance Period shall be forfeited. Except as provided in Sections 6.1, 6.2 and 6.3, only Participants who are, as of the date the Final Award, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Award earned for the Performance Period.

6.5. Other Forfeiture Events. The Administrator may, in its discretion, require that all or any portion of a Final Award is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Administrator may, in its discretion, also require a Participant to repay the Company all or any portion of a Final Award if (i) the amount of such Participant’s Final Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (ii) such Participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (iii) the amount of such Participant’s Final Award would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This Section 6.5 shall not be the Company’s exclusive remedy with respect to such matters. This Section 6.5 shall not apply after a Change in Control or Potential Change in Control.

Article	7. Rights of Participants

7.1. Employment. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an Employee of the Company, nor shall it limit or interfere in any way with the right of the Company to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise.

7.2. Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.

7.3. Change in Control. In the event of a Change in Control, all Participants shall become vested in and entitled to their Awards calculated based on their individual awards times a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of the Change in Control and the denominator of which is the total number of days in the Performance Period. The amount so calculated shall be the minimum amount payable as a Final Award for the Performance Period in which the Change in Control occurs. For purposes of this Plan, a “Change in Control” or “Potential Change in Control” shall be defined as stated in the Amended and Restated Equity Incentive Compensation Plan or any successor plan thereto.

Article	8. Administration

8.1. Authority of the Administrator.

(a) General. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan and the terms of Awards made hereunder, to establish, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions for making or modifying Awards, to correct administrative errors, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee’s sole discretion and shall be final and binding on all persons. Notwithstanding any other provision of the Plan, the Committee shall not have any discretion or authority to make changes to any Award that is intended to quality as “performance-based compensation” under Code Section 162(m) to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

(b) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to approve Awards to Employees who are not Covered Employees. Such delegation may be revoked at any time. All determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

8.2. Facility of Payment. If the Administrator deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Administrator may, in its sole discretion, (i) apply such amount directly for the comfort, support and maintenance of such person; (ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (iii) pay such amount to any person selected by the Administrator to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Administrator’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides. Payment pursuant to this Section 8.2 shall fully discharge the Company, the Board, the Committee, the Administrator, and the Plan from further liability on account thereof.

Article	9. Amendment or Termination

The Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which he or she has already become entitled, as determined under Articles 4 and 6 hereof. Shareholder approval of any amendment will be required only as required by Applicable Law. No Award may be granted during any period of suspension of the Plan or after termination of the Plan.

Article	10. Miscellaneous

10.1. Choice of Law. The Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except as to matters pre-empted or governed by federal law.

10.2. Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Final Award.

10.3. Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

10.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.5. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.6. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.7. Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.